SUB-ITEM 77D: Policies With Respect to Security Investments Salient Adaptive Growth Fund

Effective May 1, 2016, the Principal Investment Strategies of the Salient Adaptive Growth Fund (the Fund ) (prior to May 1, 2016 known as Salient Risk Parity Fund) were revised to disclose that in addition to the Fund investing primarily in futures contracts and other financially-linked derivatives, the Fund may also invest in individual securities, exchange-traded funds ( ETFs ) and exchange-traded notes ( ETNs ) in order to gain exposure to global equity markets, global interest rate markets, global credit markets, and global commodity markets. The Fund s Principal Investment Strategies were also revised to disclose that the Fund may (i) write covered calls, and (ii) borrow to purchase securities, which would have the effect of adding leverage to the portfolio. Further, the Principal Risks of the Fund were modified to include Cash and Cash Equivalents, Equity Securities, Exchange Traded Funds, Exchange Traded Notes, Government-Sponsored Enterprises, and Lower-Rated Debt Securities. These changes are further described in the May 1, 2016 prospectus for the Fund as filed with the Securities and Exchange Commission via EDGAR on April 29, 2016 pursuant to Rule 485(b) under the Securities Act of 1933 (Accession No. 0001193125-16-569839). Such descriptions are incorporated herein by reference.

Salient Trend Fund

Effective May 1, 2016, the Salient Trend Fund s (the Fund ) Principal Investment Strategies were revised to disclose that in addition to the Fund investing both long and short, primarily in futures contracts and other financially-linked derivatives and instruments, the Fund may also invest in equities, debt instruments, exchange-traded funds ( ETFs ), and exchange-traded notes ( ETNs ), in order to gain exposure to momentum, which is defined as the continuation of recent price trends, across a variety of global markets and asset classes. Further, the Principal Risks of the Fund were modified to include Cash and Cash Equivalents, Exchange Traded Funds, Exchange Traded Notes, and Government-Sponsored Enterprises. These changes are further described in the May 1, 2016 prospectus for the Fund as filed with the Securities and Exchange Commission via EDGAR on April 29, 2016 pursuant to Rule 485(b) under the Securities Act of 1933 (Accession No. 0001193125-16-569839). Such descriptions are incorporated herein by reference.